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                          BRIGGS & STRATTON CORPORATION

               Form 10-Q for Quarterly Period Ended March 28, 1999



                                Exhibit No. 10.1


                        AGREEMENT WITH EXECUTIVE OFFICER



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                                    AGREEMENT

                This Separation Agreement is made this 4th day of January 1999, by and between Briggs & Stratton Corporation, a Wisconsin corporation (the "Employer") and James A. Wier (the "Employee"). In consideration of the promises set forth herein, the parties hereto agree as follows:

                1. Employment. Employer shall employ Employee from the date hereof until June 30, 1999 (the "Separation Date"), unless such employment shall be terminated earlier as specified herein.
                Employer may terminate Employee's employment at any time for any of the following causes:

                               (a) the continuing inability of the Employee, for a period of at least 90 days, to perform and carry out his duties and responsibilities under this Agreement for any reason, including mental or physical disability. The determination of such inability shall be made in the sole discretion of the Board of Directors of the Employer;

                               (b) gross negligence or repeated neglect by Employee in the performance of duties for Employer;

                               (c) material breach by Employee of the terms of this Agreement; or

                               (d)   death.

                2. Salary. During the term specified in Section 1 hereof, Employer shall pay Employee a monthly based salary of $19,244.00, payable in semi-monthly installments, through January 31, 1999. Thereafter, Employer shall pay Employee a monthly salary of $1,000.00 through June 30, 1999.

                3. Other Compensation and Benefits. Except as specified in this
         Section 3 and Sections 4 and 5 hereof, Employee's participation in such executive compensation structures and employee benefit plans as shall cover senior executives of the Employer generally and his participation and benefits (and the participation and benefits of any person claiming through his status as a participant) shall terminate as of the Separation Date.

                  Employer agrees that all of the Employee's options granted under the Briggs & Stratton Stock Incentive Plan that are exercisable as of the Separation




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         Date shall continue to be exercisable until their normal expiration date. The Employer further agrees that if the Employee continues his employment through June 30, 1999, the exercise date for the unexercisable options will be accelerated to the Separation Date. Moreover, notwithstanding any other provisions of the Stock Incentive Plan, Employee shall have up to three (3) years following his Separation Date, or until the expiration of the stated term of such option, whichever period is the shorter period, in which to exercise such options, but in no event beyond June 30, 2002. Employer shall grant no options to the Employee following the Separation Date.

                  For purposes of determining any cash bonus to which Employee may be entitled for fiscal 1999 and the computation of which is a function of base salary, Employee's monthly base salary during the term covered hereby shall be deemed to be actual base salary, plus $4,166.67 for the period July 1, 1998 through January 31, 1999 plus $1,000 per month for the period February 1 through June 30, 1999.

                  4. Supplemental Pension Benefits. If Employee's employment shall continue until June 30, 1999, he shall be entitled to a monthly pension benefit commencing July 1, 1999 equal to $20,000.00, which shall be payable in the form of a joint and 50% survivor annuity -- i.e., the monthly pension shall be $20,000.00 during Employee's lifetime, and should the spouse to whom he was legally married on July 1, 1999 survive him, she will be paid a monthly annuity for her life of $10,000.00. Such amounts shall include any amounts to which the Employee and such surviving spouse may be entitled under any qualified defined benefit pension plan maintained by the Employer and any unfunded supplemental defined benefit pension plan maintained by the Employer. To the extent that Employee is covered by a plan or plans described in the preceding sentence, he shall make all such elections and file all such papers as the Employer shall require so that benefits under such plans shall be payable in the form and at the time specified in the first sentence of this Section 4. To the extent that the benefits specified under this Section 4 exceed the benefits payable under such plans, any and all such benefits shall be an unfunded obligation of the Employer as to which the Employee and any person claiming through the Employee shall be merely a general unsecured creditor of the Employer; provided that the Employer shall cause this benefit to be covered by the "rabbi" trust which it maintains with respect to other executive benefits.

                  If Employee's employment is terminated prior to June 30, 1999, under the rules of Section 1.(a) hereof, he shall be entitled to the benefits described in the first paragraph of this Section 4, commencing on the first day of the first calendar month commencing after the date that his employment is so terminated except







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         that the number set forth in the schedule below shall be substituted for $20,000.00 (and one-half of such number shall be substituted for $10,000.00).

         Date of Termination of Employment               Monthly Benefit Amount
         ---------------------------------               ----------------------

         On or after July 1, 1998, but prior
         to June 30, 1999                                     $19,166.67

                    5. Medical Coverage. If Employee's employment shall continue until June 30, 1999, he and/or his spouse shall have the option at any time to purchase medical coverage of any kind then available to Company employees at such active employee group rate as shall be in force at such time, for the period commencing on his Separation Date and continuing until he (or she) reaches age 65 (or such later date should Medicare or Medicaid eligibility be changed) as though he (or she) were covered by the medical coverage continuation rules of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA") for that entire period.

                    6. Non-Competition. As a condition to the receipt of the benefits described in Section 4 hereof which are in excess of the benefits which would otherwise be payable to Employee under any qualified defined benefit pension plan or unfunded supplemental defined benefit pension plan maintained by Employer and covering other senior executives of the Employer, Employee agrees to abide by the terms of this Section 6. For a period of three (3) years after the Employee's Separation Date with the Employer, Employee will not, directly or indirectly, own, manage, operate, control, be connected with the ownership, management, operation or control of any entity in the United States of America which competes with the Employer, or be employed by, perform service for, consult with or solicit business for any such entity. Employee agrees that the restrictions set forth in this Section 6 are fair and reasonable and are reasonably required for the protection of the Employer. Employer's sole remedy for Employee's breach of this Section 6 shall be to forever withhold from Employee, and any person claiming through Employee, any further payments described in the first clause of the first sentence of this Section 6.

                    7. Non-Disclosure and Non-Solicitation. As a condition of the receipt of the benefits described in the first clause of the first sentence of Section 4 hereof, during the term of his employment with the Employer and for three (3) years after the termination of his employment with the Employer for any reason, Employee shall not, and Employee shall use his best efforts (which best efforts shall include, without limitation, notifying the Board of Directors of the Employer of any suspected breach of this Section 7.) to ensure that any persons or entities over










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         which Employee has control do not, directly or indirectly, use any of the Employer's proprietary or other confidential information for any purpose not associated with Employer's activities, or disseminate or disclose any such information to any person or entity not affiliated with the Employer. Such Employer proprietary or other confidential information includes without limitation sales or pricing methods, programs or practices, prospecting methods, customer lists and customer contacts, computer technology, programs and data, whether on-line or off-loaded on disk format, inventions, improvements, trade secrets, drawings, designs, cost or process information, prototypes, new product plans, proposed product improvements, methods of presentation and any other plans, programs and materials used in managing, marketing or furthering the Employer's business. Upon termination of Employee's employment relationship with the Employer, Employee shall return to the Employer all documents, records, notebooks, manuals, computer disks and similar repositories of or containing Employer proprietary or other confidential information, including all copies thereof, then in Employee's possession or control, whether prepared by Employee or otherwise. Employee shall undertake all reasonably necessary and appropriate steps to ensure that the confidentiality of Employer proprietary or other confidential information shall be maintained.

                   As a condition of the receipt of the benefits described in the first clause of the first sentence of Section 4 hereof, for a period of three (3) years after the termination of Employee's employment with the Employer for any reason, Employee shall not solicit, take away, hire, employ or endeavor to employ any of the employees of the Employer.

                   8. Remedies. In view of the services which Employee will perform for the Employer, which are special, unique, extraordinary and intellectual in character, which place him in a position of confidence and trust with the suppliers, customers and employees of the Employer, and which provide him with access to confidential financial information, trade secrets, "know-how" and other confidential and proprietary information of the Employer, in view of the geographic scope and nature of the business in which the Employer is engaged, and recognizing the value of this Agreement to him, Employee expressly acknowledges that the restrictive covenants set forth in this Agreement, including without limitation the geographic scope of such covenants, are necessary in order to protect and maintain the proprietary interests and other legitimate business interests of the Employer, and that the enforcement of such restrictive covenants shall not prevent him from earning a livelihood. Employee also acknowledges that the scope of the operations of the Employer are such that it is reasonable that the restrictions set forth in this Agreement are not more limited as to geographic area than is set forth herein. Employee further acknowledges that the remedy at








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         law for any breach or threatened breach of this Agreement will be inadequate and, accordingly, that the Employer, in addition to all other available remedies (including, without limitation, seeking such damages as it has sustained by reason of such breach), shall be entitled to injunctive or any other appropriate form of equitable relief. Notwithstanding anything in this Agreement to the contrary, in the event Employee breaches any of the covenants of non-disclosure, non-solicitation or non-competition set forth in Sections 6. and 7. of this Agreement, he shall not receive any further payments from the Employer pursuant to this Agreement.

                  9. Release. As a condition to the receipt of the benefits described in the first clause of the first sentence of Section 4 hereof, the Employee shall execute such release as the Employer shall specify.

                  10. Integration. This Agreement sets forth the entire agreement of the parties hereto, and it supersedes any and all prior agreements, contracts and understandings between the parties hereto, whether written or oral, with regard to the subject matter hereof, including without limitation, the two documents each entitled "Employment Agreement," one of which is dated November 20, 1987, and the other of which is dated February 19, 1990 and the document entitled "Agreement" which is dated October 26, 1995. This Agreement may be amended only in writing executed by the parties hereto.

                  11. Governing Law. This Agreement shall be governed by the internal laws of the State of Wisconsin.

                  12. Severability. If any provision or portion of this Agreement shall be or become illegal, invalid, or unenforceable in whole or in part for any reason, such provision shall be ineffective only to the extent of such illegality, invalidity or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement. If any court of competent jurisdiction should deem any covenant herein to be invalid, illegal or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable.

                  13. Binding Effect. The rights and obligations of the Employer hereunder shall inure to the benefit of and shall be binding upon the respective successors and assigns of Employer.







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                  14. Non-waiver. The waiver by Employer of a breach of any
         provision of this Agreement shall not operate or be construed as a waiver of any other or subsequent breach by the Employee.

                  15. Approval. This Agreement shall be subject to the approval of the Nominating, Compensation and Governance Committee of the Board of Directors of the Employer.

                  16. Headings. Headings are for convenience of reference only.


BRIGGS & STRATTON CORPORATION



By    /s/ C. B. Rogers, Jr.                        /s/ James A. Wier
      -----------------------------                --------------------------
      C.B. Rogers, Jr., Chairman                   James A. Wier (Employee)
      Nominating, Compensation and
      Governance Committee


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